Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Shore Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee(3)
Newly Registered Securities
Fees to be paid	Equity	Common Stock, $0.01 Par Value	Other	13,296,910(1)	—	$160,508,494(2)	0.00011020	$17,688.04
Fees previously paid	Equity	Common Stock, $0.01 Par Value	Other	13,291,360(4)	—	$181,902,200(5)	0.00011020	$20,045.63

	Total Offering Amounts							$17,688.04
	Total Fees Previously Paid							$20,045.63
	Total Fee Offsets							—
	Net Fee Due(6)							$(2,357.59)

*	Table 2: Fee Offset Claims and Sources and Table 3: Combined Prospectuses omitted as inapplicable.

(1)	The number of shares of common stock, par value $0.01 per share, of Shore Bancshares, Inc. (“SHBI” and such shares, the “SHBI common stock”) being registered is based upon (i) the exchange ratio of 2.3287 shares of SHBI common stock for each share of common stock, par value $0.01 per share, of The Community Financial Corporation (“TCFC” and, such shares, the “TCFC common stock”) multiplied by (ii) an estimate of the maximum number of shares of TCFC common stock issued and outstanding as of May 2, 2023 or issuable or expected to be exchanged (including in respect of TCFC restricted stock awards, TCFC restricted stock unit awards and TCFC performance-vesting restricted stock unit awards) in connection with the merger of TCFC with and into SHBI (the “merger”), which collectively equals 5,710,014.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”) and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the high and low prices of TCFC common stock as reported on the NASDAQ Global Select Market on May 2, 2023 ($28.11) multiplied by (ii) the estimated maximum number of shares of TCFC common stock to be converted in the merger (5,710,014).

(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by 0.00011020.

(4)	The number of shares of common stock, par value $0.01 per share, of SHBI being registered is based upon (i) the exchange ratio of 2.3287 shares of SHBI common stock for each share of common stock, par value $0.01 per share, of TCFC multiplied by (ii) an estimate of the maximum number of shares of TCFC common stock issued and outstanding as of April 12, 2023 or issuable or expected to be exchanged (including in respect of TCFC restricted stock awards, TCFC restricted stock unit awards and TCFC performance-vesting restricted stock unit awards) in connection with the merger, which collectively equals 5,707,631.

(5)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The aggregate offering price is (i) the average of the high and low prices of TCFC common stock as reported on the NASDAQ Global Select Market on April 12, 2023 ($31.87) multiplied by (ii) the estimated maximum number of shares of TCFC common stock to be converted in the merger (5,707,631).

(6)

Please note that the Registrant previously paid a fee of $20,045.63 for a transaction with the Total Offering Amount of $181,902,200. The revised Total Offering Amount is $160,508,494 or $21,293,251 less. Therefore, the Registrant has overpaid the filing fees for the merger by $2,357.59.